EXHIBIT 4.8

                       ASSIGNMENT AND ASSUMPTION AGREEMENT
                       -----------------------------------

                  ASSIGNMENT AND ASSUMPTION AGREEMENT dated October 31, 2003 between Biscayne Bay Trading Corporation ("Assignor") and Elgrande.com, Inc. ("Assignee").

                  WHEREAS:

                  A. Assignor has sold its 8% Series A Senior Subordinated Convertible Redeemable Debentures to certain ("Purchasers") having an aggregate original principal face value of up to One Million United States dollars $1,000,000 (singly, a "Debenture," and collectively, the "Debentures") pursuant to a certain Securities Subscription Agreement, dated as of October 28, 2003 ("Subscription Agreement");

                  B. Assignee has merged with Assignor pursuant to a Plan of Merger and Certificate of ownership dated October 30, 2003 ("Merger"); and

                  C. Assignor wishes to assign the Subscription Agreement and Debentures to Assignee and Assignee is willing to assume the obligations of the Subscription Agreement and Debentures in exchange for valuable consideration set forth in the Agreement.

                  NOW THEREFORE, it is agreed that Assignor shall irrevocably and unconditionally assign and Assignee shall irrevocably and unconditionally assume all of the conditions and obligations of the Subscription Agreement and Debentures, each dated as of October 28, 2003 for the benefit of the Purchasers, as defined in the Subscription Agreement, and the Holder, as defined in the Debentures, and Assignee hereby certifies that the representations and warranties contained in the Subscription Agreement are true and correct as of the date hereof, as if Assignee has entered into and undertaken all of such obligations at the time these instruments were given, and shall render full performance under such instruments in the place and stead of Assignor.

Biscayne Bay Trading Corporation               Elgrande.com, Inc.
(Assignor)                                     (Assignee)


    /s/ Christopher Marchant                       /s/ Michael Holloran
BY: _____________________________              BY: _____________________________
    Christopher Marchant, President                Michael F. Holloran, CEO